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                                  Diamond Hill
                                  ------------
                             Investment Group, Inc.


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                      DIAMOND HILL INVESTMENT GROUP, INC.
               REPORTS RESULTS FOR YEAR ENDED DECEMBER 31, 2003

     Columbus, Ohio -- March 29, 2004, -- Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported results for the year ended December 31, 2003. Assets under management increased by 132% to $250 million compared to December 31, 2002 and revenue increased by 73% compared to 2002. The Company's net loss for the year was $1 million, a 60% improvement compared to a loss of $2.5 million in 2002. As of March 29, assets under management grew to approximately $300 million.

     Ric Dillon, president and chief investment officer stated, "We have continued to produce excellent investment returns for our clients, which is our primary objective. In addition, our efforts to market our investment services generated $107 million in investments in our managed accounts and mutual funds in 2003. This compares to $43 million in 2002, a nearly 150% increase. We will maintain our focus on serving our clients' investment needs and we expect to have continued success in growing our business in the future." Separately, the DHIL board of directors re-affirmed the company's stock buyback program under which up to 400,000 shares of stock may be purchased for treasury, approximately 50,000 shares remain which may be purchased under the program.

About Diamond Hill:

     Diamond Hill provides investment management services to individuals and institutions seeking to preserve and build wealth. The firm currently manages mutual funds, seperate accounts and a private investment fund. For more information on Diamond Hill, visit www.diamond-hill.com.



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            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363